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                                                                      EXHIBIT 11

STATEMENT RE:COMPUTATION OF PER SHARE EARNINGS
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        HISTORICAL                   PRO FORMA (UNAUDITED)
                                                              --------------------------------    --------------------------------
                                                                                                          SIX MONTHS ENDED
                                                                           DECEMBER 31,                       JUNE 30,
                                                              --------------------------------    --------------------------------

                                                                  1995                1996            1996              1997
                                                              -------------       -------------   -----------       -------------
PRIMARY EARNINGS PER SHARE
- --------------------------
NET INCOME
  As reported                                                 $19,491,000            $ 8,769,000   $10,678,000        $ 6,887,000

PRO FORMA ADJUSTMENT (UNAUDITED):
  Pro forma provision for income taxes (a)                     (5,989,000)            (6,654,000)           --                 --
                                                              -----------            -----------   -----------        -----------
    Pro forma net income before extraordinary item            $13,502,000            $ 2,115,000   $10,678,000        $ 6,887,000
  Extraordinary item, net of taxes                                     --                     --            --           (518,000)
                                                              -----------            -----------   -----------        -----------
    Pro forma net income                                      $13,502,000            $ 2,115,000   $10,678,000        $ 6,369,000
                                                              ===========            ===========   ===========        ===========
APPLICABLE COMMON SHARES:
  Average outstanding common shares during the period          14,638,970             16,823,833    14,638,970         22,037,548
  Outstanding stock option (b)                                         --                307,664            --            533,634
                                                              -----------            -----------   -----------        -----------
    Total primary weighted average number of common
    and common share equivalents outstanding                   14,638,970             17,131,497    14,638,970         22,571,182
                                                              -----------            -----------   -----------        -----------
EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE:
 Pro forma net income per common and common equivalent share
  before extraordinary item                                    $     0.92             $     0.12   $      0.73       $       0.30
 Extraordinary item, net of income taxes                               --                     --            --       $      (0.02)
                                                              -----------            -----------   -----------        -----------
 Pro forma net income per common and common equivalent share   $     0.92             $     0.12   $      0.73       $       0.28
                                                              ===========            ===========   ===========        ===========
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(a) Reflects the effect on historical operations data, assuming the combined
    Company had been treated as a C Corporation rather than as individual limited partnerships and limited liability companies for federal income tax purposes.

(b) Based on the treasury stock method.